UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )*

Datadog, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.00001 PAR VALUE PER SHARE

(Title of Class of Securities)

23804L103

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23804L103	SCHEDULE 13G	Page 2 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,333,424 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,333,424 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,333,424 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 30.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 11,333,424 shares of Common Stock consisting of (i) 1,431,099 shares of Class A Common Stock and (ii) 9,902,325 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,431,099 shares of Class A Common Stock and the 9,902,325 shares of Class B Common Stock held by ICONIQ Strategic Partners II, L.P. represents 3.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 3 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 8,871,768 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 8,871,768 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,871,768 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 25.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 8,871,768 shares of Common Stock consisting of (i) 1,120,259 shares of Class A Common Stock and (ii) 7,751,509 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,120,259 shares of Class A Common Stock and the 7,751,509 shares of Class B Common Stock held by ICONIQ Strategic Partners II-B, L.P. represents 2.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 4 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II Co-Invest, L.P., DD Series
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,120,260 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,120,260 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,120,260 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.2% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 4,120,260 shares of Common Stock consisting of (i) 515,739 shares of Class A Common Stock and (ii) 3,604,521 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 515,739 shares of Class A Common Stock and the 3,604,521 shares of Class B Common Stock held by ICONIQ Strategic Partners II Co-Invest, L.P., DD Series represents 1.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 5 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 24,325,452 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 24,325,452 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,325,452 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 49.8% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 24,325,452 shares of Common Stock consisting of (i) 3,067,097 shares of Class A Common Stock and (ii) 21,258,355 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,067,097 shares of Class A Common Stock and the 21,258,355 shares of Class B Common Stock held by ICONIQ Strategic Partners II GP, L.P. represents 8.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 6 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 24,325,452 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 24,325,452 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,325,452 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 49.8% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 24,325,452 shares of Common Stock consisting of (i) 3,067,097 shares of Class A Common Stock and (ii) 21,258,355 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,067,097 shares of Class A Common Stock and the 21,258,355 shares of Class B Common Stock held by ICONIQ Strategic Partners II TT GP, Ltd. represents 8.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 7 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 408,849 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 408,849 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 408,849 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 408,849 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 408,849 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 408,849 shares of Class B Common Stock held by ICONIQ Strategic Partners III, L.P. represents 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 8 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 436,857 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 436,857 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 436,857 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.6% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 436,857 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 436,857 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 436,857 shares of Class B Common Stock held by ICONIQ Strategic Partners III-B, L.P. represents 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 9 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 845,706 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 845,706 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 845,706 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 845,706 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 845,706 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 845,706 shares of Class B Common Stock held by ICONIQ Strategic Partners III GP, L.P. represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 10 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 845,706 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 845,706 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 845,706 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.0% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 845,706 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 845,706 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 845,706 shares of Class B Common Stock held by ICONIQ Strategic Partners III TT GP, Ltd. represents 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 11 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,089,926 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,089,926 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,089,926 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 2,089,926 shares of Common Stock consisting of (i) 199,500 shares of Class A Common Stock and (ii) 1,890,426 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 199,500 shares of Class A Common Stock and the 1,890,426 shares of Class B Common Stock held by ICONIQ Strategic Partners IV, L.P. represents 0.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 12 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,409,881 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,409,881 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,409,881 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 11.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 3,409,881 shares of Common Stock consisting of (i) 325,500 shares of Class A Common Stock and (ii) 3,084,381 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 325,500 shares of Class A Common Stock and the 3,084,381 shares of Class B Common Stock held by ICONIQ Strategic Partners IV-B, L.P. represents 1.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 13 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,499,807 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,499,807 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,499,807 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 5,499,807 shares of Common Stock consisting of (i) 525,000 shares of Class A Common Stock and (ii) 4,974,807 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 525,000 shares of Class A Common Stock and the 4,974,807 shares of Class B Common Stock held by ICONIQ Strategic Partners IV GP, L.P. represents 1.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 14 of 33 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,499,807 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,499,807 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,499,807 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 16.9% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 5,499,807 shares of Common Stock consisting of (i) 525,000 shares of Class A Common Stock and (ii) 4,974,807 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 525,000 shares of Class A Common Stock and the 4,974,807 shares of Class B Common Stock held by ICONIQ Strategic Partners IV TT GP, Ltd. represents 1.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 15 of 33 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 30,670,965 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 30,670,965 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,670,965 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 30,670,965 shares of Common Stock consisting of (i) 3,592,097 shares of Class A Common Stock and (ii) 27,078,868 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P , ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders and directors of ICONIQ Strategic Partners II TT GP, Ltd., ICONIQ Strategic Partners III TT GP, Ltd. and ICONIQ Strategic Partners IV TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 16 of 33 Pages

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,592,097 shares of Class A Common Stock and the 27,078,868 shares of Class B Common Stock held by Divesh Makan and William J.G. Griffith represent 10.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 17 of 33 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 30,670,965 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 30,670,965 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 30,670,965 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 56.1% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 30,670,965 shares of Common Stock consisting of (i) 3,592,097 shares of Class A Common Stock and (ii) 27,078,868 shares of Class B Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P , ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders and directors of ICONIQ Strategic Partners II TT GP, Ltd., ICONIQ Strategic Partners III TT GP, Ltd. and ICONIQ Strategic Partners IV TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one (1) share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one (1) share of Class A Common Stock upon the earlier of (i) any transfer, whether or not for value, except for certain “Permitted Transfers” as defined in the Issuer’s amended and restated certificate of incorporation, and (ii) the tenth anniversary of the Issuer’s initial public offering of its Class A Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 18 of 33 Pages

(3)

The percent of class was calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(4)

Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,592,097 shares of Class A Common Stock and the 27,078,868 shares of Class B Common Stock held by Divesh Makan and William J.G. Griffith represents 10.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

Item 1.		Issuer

	(a)	Name of Issuer:

Datadog, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

620 Eighth Avenue 45th Floor New York, NY 10018

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i) ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II”).

(ii) ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II-B”).

(iii) ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, a Delaware series limited partnership (“ICONIQ II Co-Invest” and, together with ICONIQ II and ICONIQ II-B, the “ICONIQ II Funds”).

(iv) ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(v) ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B” and, together with ICONIQ III, the “ICONIQ III Funds”).

(vi) ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(vii) ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(viii) ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II GP”), the sole general partner of the ICONIQ II Funds.

(ix) ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(x) ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(xi) ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ II Parent GP”), the sole general partner of ICONIQ II GP.

(xii) ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xiii) ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xiv) Divesh Makan, a citizen of the United States (“Makan”).

(xv)   William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders and directors of ICONIQ II Parent GP, ICONIQ III Parent GP and ICONIQ IV Parent GP.

CUSIP No. 23804L103	SCHEDULE 13G	Page 19 of 33 Pages

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.00001 par value per share ( “Class A Common Stock”)

	(e)	CUSIP Number: 23804L103

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under Section 15 of the Act;

	(b)	☐ Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐ A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐ Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

(i)  ICONIQ II directly owns 11,333,424 shares of Common Stock consisting of (i) 1,431,099 shares of Class A Common Stock and (ii) 9,902,325 shares of Class B Common Stock, which represents approximately 30.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,431,099 shares of Class A Common Stock and the 9,902,325 shares of Class B Common Stock held by ICONIQ II represent 3.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(ii)   ICONIQ II-B directly owns 8,871,768 shares of Common Stock consisting of (i) 1,120,259 shares of Class A Common Stock and (ii) 7,751,509 shares of Class B Common Stock, which represents approximately 25.1% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3

CUSIP No. 23804L103	SCHEDULE 13G	Page 20 of 33 Pages

        of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 1,120,259 shares of Class A Common Stock and the 7,751,509 shares of Class B Common Stock held by ICONIQ II-B represent 2.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(iii)   ICONIQ II Co-Invest directly owns 4,120,260 shares of Common Stock consisting of (i) 515,739 shares of Class A Common Stock and (ii) 3,604,521 shares of Class B Common Stock, which represents approximately 13.2% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 515,739 shares of Class A Common Stock and the 3,604,521 shares of Class B Common Stock held by ICONIQ II Co-Invest represent 1.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(iv)  ICONIQ II GP may be deemed to beneficially own 24,325,452 shares of Common Stock consisting of (i) 3,067,097 shares of Class A Common Stock and (ii) 21,258,355 shares of Class B Common Stock, owned by the ICONIQ II Funds, which represents approximately 49.8% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,067,097 shares of Class A Common Stock and the 21,258,355 shares of Class B Common Stock held by the ICONIQ II Funds represent 8.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(v)    ICONIQ II Parent GP may be deemed to beneficially own 24,325,452 shares of Common Stock consisting of (i) 3,067,097 shares of Class A Common Stock and (ii) 21,258,355 shares of Class B Common Stock, owned by the ICONIQ II Funds, which represents approximately 49.8% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,067,097 shares of Class A Common Stock and the 21,258,355 shares of Class B Common Stock held by the ICONIQ II Funds represent 8.0% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(vi)  ICONIQ III directly owns 408,849 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii)408,849 shares of Class B Common Stock, which represents approximately 1.5% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A

CUSIP No. 23804L103	SCHEDULE 13G	Page 21 of 33 Pages

        Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 408,849 shares of Class B Common Stock held by ICONIQ III represent 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(vii)  ICONIQ III-B directly owns 436,857 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 436,857 shares of Class B Common Stock, which represents approximately 1.6% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 436,857 shares of Class B Common Stock held by ICONIQ III-B represent 0.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(viii)   ICONIQ III GP may be deemed to beneficially own 845,706 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 845,706 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 3.0% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 845,706 shares of Class B Common Stock held by the ICONIQ III Funds represent 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(ix)  ICONIQ III Parent GP may be deemed to beneficially own 845,706 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 845,706 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 3.0% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 0 shares of Class A Common Stock and the 845,706 shares of Class B Common Stock held by the ICONIQ III Funds represent 0.3% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(x)    ICONIQ IV directly owns 2,089,926 shares of Common Stock consisting of (i) 199,500 shares of Class A Common Stock and (ii) 1,890,426 shares of Class B Common Stock, which represents approximately 7.1% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect

CUSIP No. 23804L103	SCHEDULE 13G	Page 22 of 33 Pages

        the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 199,500 shares of Class A Common Stock and the 1,890,426 shares of Class B Common Stock held by ICONIQ IV represent 0.7% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xi)  ICONIQ IV-B directly owns 3,409,881 shares of Common Stock consisting of (i) 325,500 shares of Class A Common Stock and (ii) 3,084,381 shares of Class B Common Stock, which represents approximately 11.1% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 325,500 shares of Class A Common Stock and the 3,084,381 shares of Class B Common Stock held by ICONIQ IV-B represent 1.2% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xii)  ICONIQ IV GP may be deemed to beneficially own 5,499,807 shares of Common Stock consisting of (i) 525,000 shares of Class A Common Stock and (ii) 4,974,807 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 16.9% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 525,000 shares of Class A Common Stock and the 4,974,807 shares of Class B Common Stock held by the ICONIQ IV Funds represent 1.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xiii)   ICONIQ IV Parent GP may be deemed to beneficially own 5,499,807 shares of Common Stock consisting of (i) 525,000 shares of Class A Common Stock and (ii) 4,974,807 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 16.9% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 525,000 shares of Class A Common Stock and the 4,974,807 shares of Class B Common Stock held by the ICONIQ IV Funds represent 1.9% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

(xiv) Makan and Griffith each may be deemed to beneficially own 30,670,965 shares of Common Stock consisting of (i) 3,592,097 shares of Class A Common Stock and (ii) 27,078,868 shares of Class B Common Stock, owned by the ICONIQ II Funds, ICONIQ III Funds and ICONIQ IV Funds, which represents approximately 56.1% of the outstanding Class A Common Stock. Based on the aggregate number of shares of Class A Common Stock beneficially owned by the reporting person and the aggregate number of shares of Class B Common Stock beneficially owned by the reporting person, which with respect to the Class B Common Stock, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, is treated as converted into Class A Common Stock only for purposes of computing the percentage ownership of the reporting person. In accordance with Rule 13d-3, the percentage reported does not reflect the ten for one voting power of the Class B

CUSIP No. 23804L103	SCHEDULE 13G	Page 23 of 33 Pages

        Common Stock because the Class B Common Stock is not a registered class of voting equity securities under the Securities Exchange Act of 1934, as amended. The 3,592,097 shares of Class A Common Stock and the 27,078,868 shares of Class B Common Stock held by the ICONIQ II Funds, ICONIQ III Funds and ICONIQ IV Funds represent 10.1% of the aggregate combined voting power of the Class A Common Stock and Class B Common Stock.

The percent of class and voting power were calculated based on (i) 27,600,000 shares of Class A Common Stock and (ii) 268,230,402 shares of Class B common stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ II	11,333,424	0	11,333,424	0
ICONIQ II-B	8,871,768	0	8,871,768	0
ICONIQ II Co-Invest	4,120,260	0	4,120,260	0
ICONIQ II GP	24,325,452	0	24,325,452	0
ICONIQ II Parent GP	24,325,452	0	24,325,452	0
ICONIQ III	408,849	0	408,849	0
ICONIQ III-B	436,857	0	436,857	0
ICONIQ III GP	845,706	0	845,706	0
ICONIQ III Parent GP	845,706	0	845,706	0
ICONIQ IV	2,089,926	0	2,089,926	0
ICONIQ IV-B	3,409,881	0	3,409,881	0
ICONIQ IV GP	5,499,807	0	5,499,807	0
ICONIQ IV Parent GP	5,499,807	0	5,499,807	0
Makan	30,670,965	0	30,670,965	0
Griffith	30,670,965	0	30,670,965	0

(i)	Sole power to vote or direct the vote
(ii)	Shared power to vote or to direct the vote
(iii)	Sole power to dispose or to direct the disposition of
(iv)	Shared power to dispose or to direct the disposition of

The percent of class was calculated based on 27,600,000 shares of Class A Common Stock outstanding as of November 6, 2019, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, as filed with the Securities and Exchange Commission on November 13, 2019.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.    ☐

CUSIP No. 23804L103	SCHEDULE 13G	Page 24 of 33 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 23804L103	SCHEDULE 13G	Page 25 of 33 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2020

ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a Delaware series limited partnership, DD Series

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 26 of 33 Pages

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

CUSIP No. 23804L103	SCHEDULE 13G	Page 27 of 33 Pages

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 28 of 33 Pages

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

EXHIBIT 99.1

JOINT FILING AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(1) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the Class A Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated: February 14, 2020

ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a Delaware series limited partnership, DD Series

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 30 of 33 Pages

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 31 of 33 Pages

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 32 of 33 Pages

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 33 of 33 Pages

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person